Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2014 (except for Note 14, as to which the date is August 25, 2014), in the Registration Statement (Form S-4) and related Prospectus of Sabine Pass Liquefaction, LLC for the exchange of up to $1,000,000,000 aggregate principal amount of registered 6.25% Senior Secured Notes due 2022, $500,000,000 aggregate principal amount of registered 5.625% Senior Secured Notes due 2023, and $2,000,000,000 aggregate principal amount of registered 5.75% Senior Secured Notes due 2024 for any and all of the $1,000,000,000 aggregate principal amount of unregistered 6.25% Senior Secured Notes due 2022 that were issued on November 25, 2013, $500,000,000 aggregate principal amount of unregistered 5.625% Senior Secured Notes due 2023 that were issued on May 20, 2014, and $2,000,000,000 aggregate principal amount of unregistered 5.75% Senior Secured Notes due 2024 that were issued on May 20, 2014.

/s/ Ernst & Young LLP

Houston, Texas

October 17, 2014